Exhibit 2.1
                                                             EXECUTION COPY
                                                             --------------

                          STOCK PURCHASE AGREEMENT


                                by and among


                         LUCENT TECHNOLOGIES INC.,

                              COMMSCOPE, INC.

                                    and

                      THE FURUKAWA ELECTRIC CO., LTD.,


                                dated as of


                              October 9, 2002



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                             Table of Contents

                                                                       PAGE
                                                                       ----

ARTICLE I PURCHASE OF STOCK.............................................1

    Section 1.1      Purchase and Sale of Shares........................1

    Section 1.2      Closings; Deliveries...............................2

    Section 1.3      Registration Rights Agreement......................3

    Section 1.4      Termination of Financing Agreement.................3

ARTICLE II REPRESENTATIONS AND WARRANTIES...............................3

    Section 2.1      Representations and Warranties of Company..........3

    Section 2.2      Representations and Warranties of Purchaser........5

    Section 2.3      Representations and Warranties of Seller...........5

    Section 2.4      Broker's Fee.......................................6

ARTICLE III MISCELLANEOUS...............................................7

    Section 3.1      Notice.............................................7

    Section 3.2      Transfer Taxes; Other Costs........................8

    Section 3.3      Entire Agreement...................................8

    Section 3.4      Amendments and Waivers.............................8

    Section 3.5      Assignment.........................................8

    Section 3.6      Governing Law; Consent to Jurisdiction.............8

    Section 3.7      Waiver of Jury Trial...............................9

    Section 3.8      Headings...........................................9

    Section 3.9      Expenses...........................................9

    Section 3.10     Counterparts.......................................9

    Section 3.11     Publicity..........................................9


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                           INDEX OF DEFINED TERMS
                           ----------------------


AGREEMENT.........................................................preamble

CLOSING.............................................................1.2(a)

CLOSING DATE........................................................1.2(a)

COMMON STOCK......................................................recitals

COMPANY...........................................................preamble

COMPANY ACQUIRED SHARES.............................................1.1(b)

COMPANY AGGREGATE PURCHASE PRICE....................................1.1(b)

EXCHANGE ACT........................................................2.1(e)

FINANCING AGREEMENT...............................................recitals

INVESTMENT SHARES.................................................recitals

LIENS...............................................................2.3(c)

PER SHARE PURCHASE PRICE............................................1.1(a)

PURCHASER.........................................................preamble

PURCHASER ACQUIRED SHARES...........................................1.1(a)

PURCHASER AGGREGATE PURCHASE PRICE..................................1.1(a)

PURCHASER SUB............................................................1

REGISTRATION RIGHTS AGREEMENT.......................................1.1(c)

SEC.................................................................2.1(e)

SEC DOCUMENTS.......................................................2.1(e)

SECURITIES ACT......................................................2.1(e)

SELLER............................................................preamble


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                          STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "AGREEMENT"), is made and entered into as of October 9, 2002, by and among Lucent Technologies Inc., a corporation organized under the laws of the State of Delaware (the "SELLER"), CommScope, Inc., a corporation organized under the laws of the State of Delaware (the "COMPANY") and The Furukawa Electric Co., Ltd., a corporation organized under the laws of Japan (the "PURCHASER").

                            W I T N E S S E T H:

     WHEREAS, Seller is the beneficial and record owner of 10,200,000 shares (the "INVESTMENT SHARES") of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "COMMON STOCK");

     WHEREAS, pursuant to the Financing Agreement among the Company, Seller and Purchaser dated July 24, 2001 as amended as of November 9, 2001 (the "FINANCING AGREEMENT"), the Company issued the Investment Shares to Seller in lieu of a portion of the cash purchase price payable by Purchaser under the Asset and Stock Purchase Agreement dated as of July 24, 2001, by and between Seller and Purchaser.

     WHEREAS, Seller desires to sell to Purchaser and the Company, and Purchaser on the one hand and the Company on the other hand, desire to purchase from Seller, the Purchaser Acquired Shares and the Company Acquired Shares (each as defined herein), respectively, on the terms and subject to the conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                                 ARTICLE I

                             PURCHASE OF STOCK

     Section 1.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions contained in this Agreement:

          (a) Seller agrees to sell and transfer to Purchaser and Purchaser agrees to purchase from Seller, 7,656,900 shares of Common Stock (the "PURCHASER ACQUIRED SHARES") for $5.20 per share (the "PER SHARE PURCHASE PRICE") being equal to $39,815,880 in the aggregate (the "PURCHASER AGGREGATE PURCHASE PRICE");


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          (b) Seller agrees to sell and transfer to the Company and the
Company agrees to purchase from Seller, 2,543,100 shares of Common Stock (the "COMPANY ACQUIRED SHARES") for the Per Share Purchase Price being equal to $13,224,120 in the aggregate (the "COMPANY AGGREGATE PURCHASE PRICE"); and

     Section 1.2 CLOSINGS; DELIVERIES. (a) Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place simultaneously with the execution and delivery of this Agreement at the offices of Fried, Frank, Harris, Shriver & Jacobson at One New York Plaza, New York, New York, 10004 (the date of the Closing, the "CLOSING DATE").

          (b)   At the Closing;

               (i) Seller will deliver to Purchaser one or more stock certificates registered in the name of Purchaser with duly executed stock powers endorsed in favor of Purchaser reflecting the number of Shares acquired by Purchaser pursuant to Section 1.1(a) of this Agreement (or if Investment Shares are held in electronic format, effect an electronic transfer to the account of Purchaser) evidencing Purchaser's ownership of the number of Shares acquired by Purchaser pursuant to Section 1.1(a) of this Agreement;

               (ii) Purchaser will deliver to Seller the Purchaser Aggregate Purchase Price by wire transfer of immediately available federal funds to the account previously specified by Seller in writing;

               (iii) Seller will deliver to the Company one or more stock certificates registered in the name of the Company with duly executed stock powers endorsed in favor of the Company (or effect a book entry transfer to the account of the Company) evidencing the Company's ownership of the Company Acquired Shares;

               (iv) the Company will deliver to Seller the Company Aggregate Purchase Price by wire transfer of immediately available federal funds to the account previously specified by Seller in writing;

               (v) The Company and Purchaser shall execute and deliver a stockholders agreement and registration rights agreement, each in the form and substance as agreed to as of the date hereof between the Company and Purchaser; and



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               (vi) The Company and Purchaser shall execute and deliver an amendment to the Amended and Restated Memorandum of Understanding, dated as of November 15, 2001, between Purchaser and the Company, in the form and substance as agreed to date between the Company and Purchaser.

     Section 1.3 REGISTRATION RIGHTS AGREEMENT. Effective as of the Closing, Seller and the Company hereby agree that the Registration Rights Agreement, dated as of November 16, 2001, between Seller and the Company is terminated and of no further force or effect.

     Section 1.4 TERMINATION OF FINANCING AGREEMENT. Effective as of the Closing, the parties hereto agree that the Financing Agreement is terminated and of no further force or effect.

                                ARTICLE II

                       REPRESENTATIONS AND WARRANTIES

     Section 2.1 REPRESENTATIONS AND WARRANTIES OF COMPANY. The Company represents and warrants to each of Seller and Purchaser as follows:

          (a) ORGANIZATION STANDING AND POWER. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and otherwise hold and operate its assets and to carry on its business as it is currently being conducted.

          (b) AUTHORIZATION; ENFORCEABILITY. (i) The Company has full power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action; (iii) this Agreement has been duly executed and delivered by the Company; and (iv) this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (c) NO RESTRICTIONS OR IMPEDIMENTS. Assuming Purchaser and its Affiliates do not beneficially own (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) any capital stock of the Company, Purchaser, as a result of the Purchaser Acquired Shares and after giving effect to the Company's purchase of the Company Acquired Shares, will not on the Closing Date (i) be an Acquiring Person as defined in the Rights Agreement dated as of June 12, 1997, as amended, between the Company and Mellon Investor Services LLC, as rights agent or (ii) hold 15% or more of the



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outstanding voting stock of the Company. No Delaware law or other takeover statute or similar law and no provision of the certificate of incorporation or by-laws of the Company or any agreement to which the Company is a party would impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement.

          (d) NO CONFLICTS. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, in each case material to the Company and its subsidiaries taken as a whole, or result in a violation of its certificate of incorporation or by-laws or any law, rule, regulation, order, judgment or decree applicable to the Company, any of its subsidiaries or by which any property or asset of the Company is bound or affected, in each case material to the Company and its subsidiaries taken as a whole.

          (e) SEC DOCUMENTS. The Company has, to its knowledge, filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 2000 (any of the foregoing filed prior to the date hereto are referred to herein as the "SEC DOCUMENTS"). To the knowledge of the Company, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, as of their dates, the financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

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          (f) FIRPTA. The Company is not a United States real property holding corporation within the meaning of section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended.

     Section 2.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to each of the Company and Seller as follows:

          (a) ORGANIZATION. Purchaser is duly organized and validly existing under the laws of Japan and has all the requisite power and authority to own, lease and otherwise hold and operate its assets and to conduct its business as it is currently being conducted.

          (b) AUTHORIZATION; ENFORCEABILITY. (i) Purchaser has full power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action; (iii) this Agreement has been duly executed and delivered by Purchaser; and (iv) this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

          (c) SECURITIES ACT. (i) the Purchaser Acquired Shares acquired by Purchaser pursuant to this Agreement will not be transferred or otherwise disposed of by Purchaser except in a transaction registered, or exempt from registration, under the Securities Act; (ii) Purchaser is acquiring the Purchaser Acquired Shares contemplated to be purchased by it under this Agreement for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act; (iii) Purchaser understands that the Purchaser Acquired Shares have not been, and will not be, registered under the Securities Act or any state securities laws, by reason of their acquisition by Seller in a transaction exempt from the registration requirements thereof, and that the Purchaser Acquired Shares may not be sold unless such sale is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder; (iv) Purchaser further understands that the exemption from registration afforded by Rule 144 under the Securities Act (the provisions of which are known by Purchaser) depends on the satisfaction of various conditions and that, if applicable, Rule 144 may afford the basis for sales of Purchaser Acquired Shares only in limited amounts; (v) Purchaser is an "accredited investor" (as defined in Rule 501(a) under the Securities Act); and (vi) Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Purchaser Acquired Shares hereunder and is able to bear the economic risk of loss of such investment.

     Section 2.3 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to each of the Company and Purchaser as follows:


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          (a) ORGANIZATION. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to own, lease and otherwise hold and operate its assets and to conduct its business as it is currently being conducted.

          (b) AUTHORIZATION; ENFORCEABILITY. (i) Seller has full power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action; (iii) this Agreement has been duly executed and delivered by Seller; and (iv) this Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

          (c) TITLE TO COMPANY SHARES. Seller has (i) good and valid title to the Investment Shares and (ii) owns the Investment Shares free and clear of all liens, claims, security interests, pledges, mortgages, deeds of trust, rights of first refusal, restrictions (other than restrictions and applicable restrictive legends under applicable federal and state securities laws) and other encumbrances ("LIENS") other than Liens which will automatically release simultaneously with the Closing. The sale and delivery of the Investment Shares as contemplated by this Agreement are not subject to any preemptive right or right of first refusal, "tag along" or similar right, or right of redemption or repurchase. Upon delivery of the Purchaser Acquired Shares to Purchaser as provided in Section 1.2, Seller will transfer beneficial ownership of such Purchaser Acquired Shares and Purchaser will acquire good and valid title to such Purchaser Acquired Shares, in each case free and clear of all Liens other than Liens created by the Purchaser. Upon delivery of the Company Acquired Shares to the Company as provided in Section 1.2, Seller will transfer beneficial ownership of such Company Acquired Shares and the Company will acquire good and valid title to such Company Acquired Shares, in each case free and clear of all Liens other than Liens created by the Company.

     Section 2.4 BROKER'S FEE. Each party represents that it has not made any agreement or taken any other action which might cause any person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated by this Agreement.

                                ARTICLE III

                               MISCELLANEOUS

     Section 3.1 NOTICE. Any notice, consent, waiver or demand pursuant to or in connection with this Agreement must be in writing and will be deemed to be delivered when personally delivered or when actually received by facsimile transmission, overnight courier of national reputation or United States mail, at the


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address or facsimile number stated below (or at such other address or facsimile number as such party may designate by written notice to all other parties), with copies sent to the persons indicated:

          (a)     If to the Company, to:

                  CommScope, Inc.
                  1100 CommScope Place SE,
                  Hickory, North Carolina 28602
                  Attention:  Frank B. Wyatt, II
                  Facsimile: (828) 431-2520

                  With a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York, 10004
                  Attention:  Christopher Ewan
                  Facsimile: (212) 859-8588

        (b)       If to Seller, to :

                  Lucent Technologies Inc.
                  600 Mountain Avenue
                  Murray Hill, NJ  07974-6978
                  Attention:  Vice President - Law
                  Facsimile: (902) 582-6978


        (c)       If to Purchaser, to:

                  The Furukawa Electric Co., Ltd.
                  6-1, Marunouchi 2-chome
                  Chiyoda-Ku
                  Tokyo  100-8322
                  Attention: Hiromasa Ogawa
                  General Manager, Legal and
                  General Affairs Department
                  Facsimile:  011-81-3-3286-3919


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                  With a copy to:

                  Masuda & Ejiri
                  399 Park Avenue, 18th Floor
                  New York, New York  10022
                  Attention:  Junji Masuda
                  Facsimile:  (212) 486-2614


     Section 3.2 TRANSFER TAXES; OTHER COSTS. The Company will pay all sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excise or governmental charges imposed by any United States or state taxing authority in connection with the sale of Investment Shares pursuant to this Agreement.

     Section 3.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matters hereof and supercedes all prior understandings or agreements, oral or written, among the parties hereto.

     Section 3.4 AMENDMENTS AND WAIVERS. This Agreement may only be amended, modified, supplemented or a provision hereof waived, by a written instrument executed by the party against whom such change, waiver or amendment is sought to be enforced.

     Section 3.5 ASSIGNMENT. This Agreement will apply to, inure to the benefit of, and be binding upon and enforceable against the parties to this Agreement and their respective legal representatives, successors and permitted assigns. No party to this Agreement may assign this Agreement without the prior written consent of all of the other parties hereto.

     Section 3.6 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by United States registered mail to its respective address set forth in Section 3.1 hereof shall be effective service of process for any action or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to



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the laying of venue of any action or proceeding arising out of this
Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 3.7 WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 3.7.

     Section 3.8 HEADINGS. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not control or otherwise affect the meaning hereof.

     Section 3.9 EXPENSES. Except as otherwise provided in Section 3.2 of this Agreement, each party hereto will be responsible for their own expenses (including without limitation, legal and accounting fees) incurred in connection with the transactions contemplated under this Agreement, whether or not such transactions are consummated.

     Section 3.10 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which will be deemed to be an original, but which together will constitute one and the same instrument.

     Section 3.11 PUBLICITY. The Company, Purchaser and Seller agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party, without the prior consent of all of the other parties, hereto (which consent shall not be unreasonably withheld), except such release or announcement as may be required by law or any rule or regulation of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time (subject to the requirements of applicable law) to comment on such release or announcement in advance of such issuance.


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          IN WITNESS WHEREOF, each party hereto has duly executed, or has caused this Agreement to be duly executed, as of the date first above written.

                                      SELLER:

                                      LUCENT TECHNOLOGIES INC.


                                      By: /s/ Martina Hund - Mejean
                                         --------------------------------
                                      Name:  Martina Hund - Mejean
                                      Title: Senior Vice President
                                             and Treasurer


                                      COMPANY:

                                      COMMSCOPE, INC.


                                      By: /s/ Frank M. Drendel
                                         --------------------------------
                                      Name:  Frank M. Drendel
                                      Title: Chairman and Chief Executive
                                             Officer


                                      PURCHASER:

                                      THE FURUKAWA ELECTRIC CO., LTD.


                                      By: /s/ Osamu Sato
                                         --------------------------------
                                      Name:  Osamu Sato
                                      Title: Managing Director


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